Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Senior Managing Director

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2012 FOURTH

QUARTER AND FULL YEAR RESULTS

•	Achieves Fourth Quarter Earnings per Diluted Share of $0.19

•	Reports Fiscal 2012 Full-Year Earnings per Diluted Share of $0.69, Including Charges of $0.04

•	Raises Quarterly Cash Dividend by 33% to $0.10 per Share

EL SEGUNDO, Calif., February 26, 2013 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2012 fourth quarter and full year ended December 30, 2012.

As the Company previously reported, net sales for the fiscal 2012 fourth quarter increased to $243.6 million from net sales of $226.7 million for the fourth quarter of fiscal 2011. Same store sales increased 6.5% for the fourth quarter of fiscal 2012.

Gross profit for the fiscal 2012 fourth quarter increased to $78.4 million from $70.7 million in the fourth quarter of the prior year. The Company’s gross profit margin was 32.2% in the fiscal 2012 fourth quarter versus 31.2% in the fourth quarter of the prior year. The improvement in gross profit margin reflects an increase in merchandise margins of approximately 20 basis points and lower store occupancy and distribution costs as a percentage of net sales.

Selling and administrative expense as a percentage of net sales improved to 29.2% in the fiscal 2012 fourth quarter from 31.3% in the fourth quarter of the prior year. Overall selling and administrative expense increased $0.4 million for the quarter over the prior year due primarily to higher store-related expense reflecting an increased store count and increased employee benefit-related costs, partially offset by lower advertising expense. Selling and administrative expense in the fourth quarter of the prior year included a non-cash pre-tax impairment charge of $1.5 million.

Net income for the fourth quarter of fiscal 2012 was $4.0 million, or $0.19 per diluted share, compared to a net loss for the fourth quarter of fiscal 2011 of $9,000, or $0.00 per diluted share, including a non-cash impairment charge of $0.05 per diluted share.

For the fiscal 2012 full year, net sales increased to $940.5 million from net sales of $902.1 million for fiscal 2011. Same store sales increased 2.5% in fiscal 2012 from the prior year. Net income in fiscal 2012 was $14.9 million, or $0.69 per diluted share, including $0.04 of store closing and non-cash impairment charges, compared to net income in fiscal 2011 of $11.7 million, or $0.53 per diluted share, including non-cash impairment charges of $0.07 per diluted share.

“We are pleased to deliver a quarter of strong sales, expanded gross margins, expense leverage, meaningful earnings growth and very healthy cash flow,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “As previously reported, our fourth quarter same store sales increase of 6.5% represented our largest quarterly same store sales increase in over ten years. Our sales comped positively in the mid-single-digit range for our October and November periods and comped positively in the high single-digit range for our December period. All three of our major merchandise categories comped positively for the quarter, with hardgoods being our strongest category followed by apparel and footwear. Our hardgoods category benefitted from the well-publicized national increase in demand for firearms and ammunition products. Despite the sales mix shift favoring these lower margin products, we expanded overall product selling margins for the quarter. We also are pleased to have further strengthened our balance sheet, as our operating cash flow for the year of $39.6 million allowed us to reduce borrowings under our credit facility by 25% to $47.5 million at year-end compared to the end of fiscal 2011, invest in new and relocated stores and return $10 million to shareholders through cash dividends and stock repurchases.”

Mr. Miller continued, “We have continued to enjoy very healthy sales during the first quarter of fiscal 2013 to date, as we have benefitted from favorable winter weather conditions in many of our markets and the continued increase in demand for firearms and ammunition products. Although our recent performance has been encouraging and we are pleased with the progress on our merchandise and marketing initiatives implemented over the last year, we recognize that the economy remains challenging for many, with ongoing pressures that could certainly impact consumer spending. We continue to focus our efforts on broadening our appeal to today’s consumer and driving sales by offering an unmatched combination of value, selection and convenience.”

Quarterly Cash Dividend

The Company’s Board of Directors has approved an increase of the Company’s quarterly cash dividend to $0.10 per share of outstanding common stock, for an annual rate of $0.40 per share. Previously, the Company’s quarterly cash dividend was $0.075 per share, for an annual rate of $0.30 per share. The quarterly cash dividend of $0.10 per share of outstanding common stock will be paid on March 22, 2013 to stockholders of record as of March 8, 2013.

Share Repurchases

During the fiscal 2012 fourth quarter, the Company repurchased 40,000 shares of its common stock for a total expenditure of $0.4 million. As of the end of the fourth quarter, the Company had approximately $9.6 million available for future stock repurchases under its $20.0 million share repurchase program authorized in the fiscal 2007 fourth quarter.

Guidance

For the fiscal 2013 first quarter, the Company expects same store sales in the positive high single-digit range and earnings per diluted share in the range of $0.18 to $0.24, including an anticipated tax benefit of $0.01 per diluted share. This guidance reflects the aforementioned increase in demand for firearms and ammunition products and favorable winter weather conditions compared to the prior year, partially offset by a negative impact from the calendar shift of the Easter holiday, during which the Company’s stores are closed, out of the second quarter and into the first quarter of fiscal 2013. For comparative purposes, the Company’s earnings per diluted share for the first quarter of fiscal 2012 were $0.01.

Store Openings

During the fourth quarter of fiscal 2012, the Company opened eight stores, including one relocation, and closed one store. The Company ended fiscal 2012 with 414 stores in operation. During the fiscal 2013 first quarter, the Company currently anticipates opening one new store and has closed one store as part of a relocation that began in fiscal 2012. For the fiscal 2013 full year, the Company currently anticipates opening approximately 15 to 20 new stores, including three relocations, and closing approximately three relocated stores.

Conference Call Information

The Company will host a conference call and audio webcast today, February 26, 2013, at 2:00 p.m. Pacific (5:00 p.m. EST) to discuss financial results for the fourth quarter and full year of fiscal 2012. To access the conference call, participants in North America should dial (888) 510-1765, and international participants should dial (719) 457-2664. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through March 5, 2013 by calling (877) 870-5176 to access the playback; passcode is 8146106.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 414 stores in 12 states under the “Big 5 Sporting Goods” name as of the end of the fiscal year ended December 30, 2012. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearms, ammunition and certain related accessories, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, litigation risks, disruption in product flow, changes in interest rates, credit availability, higher costs associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2011 and Quarterly Report on Form 10-Q for the third quarter of fiscal 2012. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	December 30, 2012	January 1, 2012

ASSETS
Current assets:
Cash and cash equivalents	$7,635	$4,900
Accounts receivable, net of allowances of $99 and $142, respectively	15,297	13,106
Merchandise inventories, net	270,350	264,278
Prepaid expenses	8,784	7,972
Deferred income taxes	9,905	8,410

Total current assets	311,971	298,666

Property and equipment, net	72,089	75,369
Deferred income taxes	14,795	13,236
Other assets, net of accumulated amortization of $637 and $383, respectively	3,372	2,360
Goodwill	4,433	4,433

Total assets	$406,660	$394,064

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$92,688	$77,593
Accrued expenses	67,553	62,547
Current portion of capital lease obligations	1,720	1,617

Total current liabilities	161,961	141,757

Deferred rent, less current portion	21,386	22,483
Capital lease obligations, less current portion	2,855	3,145
Long-term debt	47,461	63,476
Other long-term liabilities	8,577	6,613

Total liabilities	242,240	237,474

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 23,783,084 and 23,483,815 shares, respectively; outstanding 21,741,248 and 21,890,970 shares, respectively	238	235
Additional paid-in capital	102,658	99,665
Retained earnings	87,464	79,037
Less: Treasury stock, at cost; 2,041,836 and 1,592,845 shares, respectively	(25,940)	(22,347)

Total stockholders’ equity	164,420	156,590

Total liabilities and stockholders’ equity	$406,660	$394,064

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30, 2012	January 1, 2012	December 30, 2012	January 1, 2012

Net sales	$243,608	$226,723	$940,490	$902,134

Cost of sales	165,216	156,034	637,721	610,531

Gross profit	78,392	70,689	302,769	291,603

Selling and administrative expense (1) (2)	71,237	70,846	276,797	272,436

Operating income (loss)	7,155	(157)	25,972	19,167

Interest expense	557	723	2,202	2,561

Income (loss) before income taxes	6,598	(880)	23,770	16,606

Income taxes	2,566	(871)	8,855	4,933

Net income (loss) (1) (2)	$4,032	$(9)	$14,915	$11,673

Earnings per share:
Basic	$0.19	$—	$0.70	$0.54

Diluted (1) (2)	$0.19	$—	$0.69	$0.53

Dividends per share	$0.075	$0.075	$0.30	$0.30

Weighted-average shares of common stock outstanding:
Basic	21,338	21,647	21,394	21,656

Diluted	21,673	21,647	21,616	21,869

(1)

In the fourth quarter and full year of fiscal 2012, the Company recorded pre-tax charges of $0.1 million and $1.2 million, respectively, related to store closing costs. These charges reduced net income in the fourth quarter and full year of fiscal 2012 by $48,000 and $0.8 million, respectively, or $0.00 per diluted share and $0.03 per diluted share, respectively.

(2)

In fiscal 2012, the Company recorded a pre-tax non-cash impairment charge of $0.2 million, and in the fourth quarter and full year of fiscal 2011, the Company recorded pre-tax non-cash impairment charges of $1.5 million and $2.1 million, respectively, related to certain underperforming stores. These impairment charges reduced net income in fiscal 2012, and the fourth quarter and full year of fiscal 2011, by $0.1 million, $1.1 million and $1.5 million, respectively, or $0.01 per diluted share, $0.05 per diluted share and $0.07 per diluted share, respectively.